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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE


             CLASSIC COMMUNICATIONS, INC. TO RESTRUCTURE OPERATIONS
                                UNDER CHAPTER 11

                COMPANY TO CONTINUE TO CONDUCT BUSINESS AS USUAL

                  EXPECTS TO EMERGE FROM REORGANIZATION QUICKLY

                   UP TO $30 MILLION IN DIP FINANCING IN PLACE


         TYLER, TEXAS, NOVEMBER 13, 2001 -- Classic Communications, Inc. (Nasdaq: CLSC) announced today that the Company and its subsidiaries have filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code to restructure their operations. The Company and its subsidiaries made the filings in the U.S. Bankruptcy Court for the District of Delaware in Wilmington, Delaware.

         The Company also announced it has secured a revolving credit facility of up to $30,000,000 in Debtor-In-Possession (DIP) financing with Goldman Sachs Credit Partners L.P. acting as lead arranger and syndication agent, which will be used to fund the Company's operations during the reorganization process. Funding of the DIP financing is subject to obtaining the approval of the Bankruptcy Court, among other conditions.

         Classic's President Dale Bennett cited the Company's overburdened debt structure and lack of liquidity as factors contributing to the filings, but said the Company intends to continue to conduct business as usual, with no changes in service or pricing.

         Mr. Bennett said, "The reorganization is necessary to rectify operational and liquidity difficulties resulting from increased competition and the service of high-cost debt. The Company plans to emerge quickly from bankruptcy with a strong regional presence in its core markets of operation. After weighing all the options, we believe this broad restructuring is the best and most reliable way to position Classic for future stability, growth and success."

         Additionally, on October 25, 2001, two of Classic's subsidiaries, Universal Cable Communications, Inc. and Universal Cable Holdings, Inc. completed a sale of assets associated with the Breckenridge, Colorado cable system to TCI Cable Partners of St. Louis, L.P. for approximately $13,700,000 plus approximately $2,500,000 to be paid in the future if certain conditions are met. The net proceeds from this sale were used primarily to pay interest on outstanding bank debt.

         Referring to Classic's largest shareholder, New York City-based Brera Capital Partners, LLC, Mr. Bennett added, "Brera has worked closely with our financial advisor, Credit Suisse First Boston Corporation (CSFB) and, through CSFB, cooperated with the Company's creditors with the goal of maintaining Classic's ability to conduct business as usual during the restructuring."



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ABOUT CLASSIC COMMUNICATIONS, INC.

         Headquartered in Tyler, Texas, Classic Communications, Inc. is a cable operator focused on non-metropolitan markets in the United States. Classic has approximately 346,000 subscribers in non-metropolitan markets in Texas, Kansas, Oklahoma, Nebraska, Missouri, Arkansas, Louisiana, Colorado, Ohio and New Mexico. Classic trades on the NASDAQ stock market under the trading symbol "CLSC."

FORWARD-LOOKING STATEMENTS

         This press release contains forward-looking statements, including statements relating to the Company's current business strategy and financing efforts, expected financial and operational results and statements made by the Company's management. Actual results may differ materially from those projected in these forward-looking statements. Many factors could affect actual results, including the Company's ability to operate under debtor-in-possession financing arrangements; its ability to raise additional capital, reduce expenses and modify its business model; its ability to develop, prosecute, confirm and consummate a plan of reorganization; its ability to retain and attract key executives and employees; its ability to maintain lessor, supplier and customer relationships while in bankruptcy and in the context of a continued slow-down in the economy; the difficulties of operating with reduced staffing; and the additional expenses associated with bankruptcy as well as the possibility of unanticipated expenses. The matters discussed in this press release also involve risks and uncertainties described from time to time in the Company's filings with the SEC, including its most recent Form 10-Q and Form 10-K. The Company assumes no obligation to update any forward-looking information contained in this press release.

COMPANY CONTACT:

CLASSIC COMMUNICATIONS, INC.
Jimmie Taylor
Phone:  (903)324-6301
Email:  taylorj@classic-cable.com